UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

IGEN NETWORKS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	20-5879021
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

119 North Henry Street

Alexandria, VA 22314

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered

General

The following description of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws.

The Company's Articles of Incorporation authorize the issuance of 375,000,000 shares of common stock, with a par value of $0.001.  The stockholders: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking funds applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.  These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the Shares are not convertible into any other security.  There are no restrictions on dividends under any loan, other financing arrangements or otherwise.  As of the date of this Form 8-A, the Company had 23,888,090 shares of common stock outstanding.

Non-Cumulative Voting.

iGen Networks' stockholders do not have cumulative voting rights, which means that the stockholders which hold more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose.  In such event, the stockholders of the remaining shares will not be able to elect any of the Company's directors.

Common Stock

The holders of Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company.  Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the Common Stock and no redemption or sinking fund provisions exist for the benefit thereof.

Item 2.  Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation incorporated herein by reference to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2014
3.2	Certificate of Amendment dated September 19, 2008, incorporated herein by reference to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2014
3.3	Certificate of Amendment dated May 26, 2009, incorporated herein by reference to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2014
3.4	By-Laws incorporated herein by reference to the incorporated herein by reference to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2014

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IGEN NETWORKS CORP.

/s/ Neil Chan

October 8, 2014

NEIL CHAN, CHIEF EXECUTIVE OFFICER

DATE